UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

   Berman, Richard J.
   c/o Internet Commerce Corporation
   805 Third Avenue
   New York, New York  10022

2. Date of Event Requiring Statement (Month/Day/Year)

   September 15, 1998

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCSA")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Chairman and Chief Executive Officer (1)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
No securities owned                        |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|

(1) Mr. Berman resigned as Chief Executive Officer upon Dr. Geoffrey S. Carroll's appointment as President and Chief Executive Officer on June 30, 1999.

*If from is filed by more than one reporting  person,  see Instruction  5(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                                                                          (over)
                                                                 SEC 1473 (7-96)


-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        |  Date   | Expira- |                       |or       |vative    |Security:    |                           |
                        |  Exer-  | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        |  cisable| Date    |                       |Shares   |          |Indirect(I)  |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
No securities owned.    |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                               /s/ Richard J. Berman
                                               -------------------------------
                                               **Signature of Reporting Person

                                               April 11, 2000
                                               -----------------
                                               Date

                                                                     Page 2 of 2